OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
          EXHIBIT 11.    COMPUTATION OF EARNINGS PER SHARE

For the three and six months
ended April 30, 1998 and 1997
(Amounts in thousands,
  except per share amounts)
                                         THREE MONTHS         SIX MONTHS
                                       1998       1997        1998     1997
BASIC SHARES:
Average common shares outstanding    10,903     10,069     10,767    9,927
                                     ======     ======     ======    =====

Net income                           $3,049     $1,513     $4,645   $2,420
Less dividend on preferred stock       (125)      (187)      (250)    (427)
                                     ------     ------     ------   ------
Net income applicable
  to common stock                    $2,924     $1,326     $4,395   $1,993
                                     ======     ======     ======   ======

Net income per
  common share, basic                 $0.27      $0.13      $0.41    $0.20
                                     ======     ======     ======   ======
DILUTED SHARES:

Average common shares
  outstanding                        10,903     10,069    10,767    9,927
Dilutive effect of employee
  stock options                         650        341       711      365
Potential dilution of
  preferred stock                      *           *          *        *
                                     ------     ------    ------   ------
                                     11,553     10,410    11,478   10,292
                                     ======     ======    ======   =====
Net income applicable
  to common stock                     $2,924     $1,326   $4,395   $1,993
Add back dividend on                  ======     ======   ======   ======
  preferred stock                      *           *          *       *
                                      ------     ------   ------   ------
Net income for calculating
 diluted earnings per share           $2,924     $1,326   $4,395   $1,993
                                      ======     ======   ======   ======
Net income per share, diluted          $0.25      $0.13    $0.38    $0.19
                                      ======     ======   ======   ======

*ANTI-DILUTIVE